Exhibit 99.1
CLEAR CHANNEL SETS SHAREHOLDERS SPECIAL MEETING DATE
OF JULY 24, 2008
RECORD DATE OF JUNE 19, 2008
SAN ANTONIO, TX, June 12, 2008 — Clear Channel Communications, Inc. (NYSE: CCU), a global leader in the radio broadcasting and out-of-home advertising industries, today announced that Clear Channel will hold a special meeting of its shareholders on July 24, 2008, at which the proposed merger with the group led by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P will be considered. Clear Channel shareholders of record as of 5:00 p.m. New York City time on June 19, 2008, will be entitled to vote at the special meeting. The parties expect that closing will occur on July 30, 2008. Further details regarding the proposed merger, including such specifics as the special meeting time and location, will be provided in an updated proxy statement/prospectus, which the Company expects to file in the near future.
Important Additional Information Regarding the Merger and Where to Find It:
In connection with the proposed merger, CC Media Holdings, Inc. and the Company have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that contains a proxy statement/prospectus and other documents regarding the proposed transaction. Before making any voting or investment decisions, security holders of the Company are urged to read the proxy statement/prospectus and all other documents regarding the proposed transaction carefully in their entirety, because they contain important information about the proposed transaction. Security holders of the Company may obtain free copies of the proxy statement/prospectus and other documents filed with, or furnished to, the SEC at the SEC’s website at http://www.sec.gov. In addition, a security holder who wishes to receive a copy of these materials, without charge, should submit a request to the Company’s proxy solicitor, Innisfree M&A Incorporated, at 501 Madison Avenue, 20th Floor, New York, New York 10022 or by calling Innisfree toll free at (877) 456-3427. The final proxy statement/prospectus will be mailed to security holders of the Company when available.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements based on current Clear Channel management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Clear Channel and others relating to the merger agreement; (3) the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the merger; (4) the failure to receive the funds deposited into the escrow account; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the ability to recognize the benefits of the merger; (7) the amount of the costs, fees, expenses and charges related to the merger; and (8) the impact of the substantial indebtedness incurred to finance the consummation of the merger; and other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management

Discussion and Analysis of Results of Operations and Financial Condition” sections of Clear Channel’s SEC filings. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Clear Channel’s ability to control or predict. Clear Channel undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
About Clear Channel Communications
Clear Channel Communications, Inc. (NYSE:CCU) is a global media and entertainment company specializing in mobile and on-demand entertainment and information services for local communities and premiere opportunities for advertisers. Based in San Antonio, Texas, the company’s businesses include radio and outdoor displays. More information is available at www.clearchannel.com.
About Thomas H. Lee Partners, L.P. (“THL Partners”)
Thomas H. Lee Partners, L.P. (“THL”) is one of the oldest and most successful private equity investment firms in the United States. Since its establishment in 1974, THL has been the preeminent growth buyout firm, raising approximately $22 billion of equity capital, investing in more than 100 businesses with an aggregate purchase price of more than $125 billion, completing over 200 add-on transactions and generating superior returns for its investors. THL focuses its high value-added strategy on growth businesses, partnering with the best managers in an industry to build great companies through strong organic growth and targeted add-on acquisitions. Notable transactions sponsored by THL include Aramark, Ceridian, Dunkin’ Brands, Experian, Fidelity National Information Services, Grupo ONO, HomeSide Lending, Houghton Mifflin, Michael Foods, The Nielsen Company, Nortek, ProSiebenSat.1, Simmons Bedding Company, Snapple, Univision, Warner Chilcott, Warner Music Group and West Corporation.
About Bain Capital Partners, LLC (“Bain Capital”)
Bain Capital (www.baincapital.com) is a global private investment firm that manages several pools of capital including private equity, high-yield assets, mezzanine capital and public equity with more than $40 billion in assets under management. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in over 230 companies around the world, including investments in a broad range of companies such as Burger King, HCA, Warner Chilcott, Toys “R” Us, AMC Entertainment, Sensata Technologies, Burlington Coat Factory and ProSiebenSat1 Media. Headquartered in Boston, Bain Capital has offices in New York, London, Munich, Tokyo, Hong Kong and Shanghai.
For Clear Channel Communications, Inc.,
Investors:
Randy Palmer, 210-822-2828
Senior Vice President of Investor Relations
Media:
Lisa Dollinger, 210-822-2828
Chief Communications Officer
Michele Clarke, 212-986-6667
Brainerd Communicators